PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated effective as of March 29, 2006, between SERIES A, LLC, an Arizona limited liability company (“Seller”) having an address at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016, and COLE OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Purchaser”), having an address at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

RECITALS:

A.

Seller owns 100% of the membership interest (“Sale Assets”) in Cole WW II, LLC, an Arizona limited liability company (“Cole WW II”). Cole WW II is the sole member of ConWa Equity II LLC, a Delaware limited liability company (“ConWa Equity II”). ConWa Equity II is the sole member of ConWa Property II LLC, a Delaware limited liability company (“ConWa Property II”).

B.

Cole WW II is the sole member of SWA Remeq II, LLC, a Delaware limited liability company (“SWA Remeq II”). SWA Remeq II is the sole member of SWA Remainder II LLC, a Delaware limited liability company (“SWA Remainder II”).

C.

ConWa Property II owns an estate for years in the parcels of land described in Schedule A hereto (the “Land”) and fee title to the improvements situated thereon and SWA Remainder II owns the remainder interest in the Land, all subject to the existing state of title;

D.	Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Sale Assets in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

ARTICLE I

Definitions

The following capitalized terms used in this Agreement shall have the meanings ascribed to them below:

“Assignment” shall have the meaning set forth in Section 2.03(b) of this Agreement.

“Cash Portion” shall have the meaning set forth in Section 2.02 of this Agreement.

“Closing” shall have the meaning set forth in Section 2.03(a) of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.03(a) of this Agreement.

“Cole WW II” shall have the meaning set forth in the Recitals of this Agreement.

“ConWa Equity II” shall have the meaning set forth in the Recitals of this Agreement.

“ConWa Property II” shall have the meaning set forth in the Recitals of this Agreement.

“Lender” shall mean SouthTrust Bank, an Alabama banking corporation.

“Land” shall have the meaning set forth in the Recitals of this Agreement.

“Lessee” shall mean Wawa, Inc., a New Jersey corporation.

“Loan” shall mean that $7,234,787.00 loan from Lender to Cole WW II, secured by the Properties.

“Material Organizational Documents” shall mean, collectively, the following documents, as the same may hereafter be amended:

(a)	Certificate of Formation of ConWa Property II;

(b)	Limited Liability Company Agreement of ConWa Property II, together with any amendments thereto;

(c)	Certificate of Formation of ConWa Equity II;

(d) Limited Liability Company Agreement of ConWa Equity II, together with any amendments thereto;

(e) Certificate of Formation of SWA Remainder II;

(f)	Limited Liability Company Agreement of SWA Remainder II, together with any amendments thereto;

(g)	Certificate of Formation of SWA Remeq II;

(h)	Limited Liability Company Agreement of SWA Remeq II, together with any amendments thereto;

(i)	Articles of Organization of Cole WW II; and

(j)	Operating Agreement of Cole WW II, together with any amendments thereto.

“Mortgage” shall mean (a) the Open-End Mortgage and Security Agreement, (b) the Mortgage and Security Agreement, and (c) the Mortgage and Security Agreement, each dated as of February 27, 2004, and each affecting one of the Properties, from ConWa Property II and SWA Remainder II to and for the benefit of Lender, together with the Promissory Notes and other transaction documents and agreements executed and delivered to Lender in connection therewith.

“Net Lease” shall mean the Master Lease, effective as of December 28, 2001, by and between ConWa Property II and Lessee, demising the Properties.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Properties” shall mean the Land and the improvements situated thereon, together with all right, title and interest, if any, of ConWa Property II and SWA Remainder II in and to all hereditaments, easements, rights-of-way, drives, alleys, parking areas and appurtenances thereunto belonging, or in any way appertaining to the Land (including, without limitation, all of the right, title and interest, if any, of ConWa Property II and SWA Remainder II in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land, to the centerline thereof, and all right, title and interest of ConWa Property II and SWA Remainder II, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street).

“Purchase Price” shall have the meaning given such term in Section 2.02 of this Agreement.

“Purchaser” shall have the meaning given such term in the Preamble of this Agreement.

“Purchaser’s Closing Costs” shall have the meaning given such term in Section 2.04(b) of this Agreement.

“Purchaser Closing Documents” shall have the meaning given such term in Section 3.02(b) of this

Agreement.

“Sale Assets” shall have the meaning given such term in the Recitals of this Agreement.

“Seller” shall have the meaning given such term in the Preamble of this Agreement.

“Seller Closing Documents” shall have the meaning given such term in Section 3.01(b) of this Agreement.

“Seller’s Closing Costs” shall have the meaning given such term in Section 2.04(a) of this Agreement.

“Seller’s Parties” shall have the meaning given such term in Section 2.05(b) of this Agreement.

“SWA Remainder II” shall have the meaning set forth in the Recitals of this Agreement.

“SWA Remeq II” shall have the meaning set forth in the Recitals of this Agreement.

ARTICLE II

Agreement to Sell and Purchase;

Terms of Sale and Purchase

2.01         Agreement to Sell and Purchase. In consideration of the mutual covenants and agreements set forth herein and upon and subject to the terms, provisions and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Sale Assets, in accordance with and subject to the terms and conditions of this Agreement.

2.02         Purchase Price; Prorations. The purchase price payable by Purchaser to Seller for the Sale Assets shall be Thirteen Million Four Hundred Fifty Thousand Dollars ($13,450,000.00) (the “Purchase Price”), of which Six Million Two Hundred Fifteen Thousand Two Hundred Thirteen Dollars ($6,215,213.00) shall be cash (the “Cash Portion”) and Seven Million Two Hundred Thirty-Four Thousand Seven Hundred Eighty-Seven Dollars ($7,234,787.00) shall be by the assumption of the Loan, payable as follows:

(a)           On the Closing Date, the Cash Portion shall be paid by wire transfer of immediately available United States federal funds or other method acceptable to Seller to the account or accounts designated by Seller.

(b)           Purchaser acknowledges that the Properties are net leased to the Lessee pursuant to the Net Lease and that a triple net Base Monthly Rental (as defined in the Net Lease) is paid by Lessee pursuant thereto. On the Closing Date, Seller and Purchaser shall prorate the Base Monthly Rental paid under the Net Lease for the month in which the Closing Date occurs such that there shall be an adjustment in favor of Purchaser in an amount determined by multiplying such Base Monthly Rental by a fraction, the numerator of which is the number of days from and after the Closing Date through the last day of the month in which the Closing occurs and the denominator of which is the total number of days in the month in which the Closing occurs. It is the intention of the parties to adjust only the Base Monthly Rental. There shall be no other prorations or adjustments. Purchaser acknowledges that neither any bank accounts maintained by Seller nor any funds therein will become the property of, be transferred to, or become under the control of, the Purchaser upon the Closing.

2.03	The Closing.

(a)         The consummation of the sale and purchase of the Sale Assets contemplated by this Agreement (the “Closing”) shall take place on or before _______________ ___, 2006, as mutually agreed upon by Seller and Buyer (the “Closing Date”).

(b)         On the Closing Date, Seller shall sell, assign, transfer and convey to Purchaser all of Seller’s right, title and interest in and to the Sale Assets by delivery to Purchaser of an instrument of assignment in the form annexed hereto as Schedule B (the “Assignment”), and Purchaser shall pay to Seller the Purchase Price therefor as contemplated by Section 2.02 hereof.

2.04	Closing Costs.

(a)           In connection with the conveyance of the Sale Assets by Seller to Purchaser, Seller shall pay the (“Seller’s Closing Costs”) fees and expenses of Seller’s legal counsel.

(b)           In connection with the conveyance of the Sale Assets by Seller to Purchaser, Purchaser shall pay the following (“Purchaser’s Closing Costs”): (i) the fees and expenses of Purchaser’s legal counsel, (ii) all costs incurred in connection with Purchaser’s assumption of the Loan (including Lender’s costs and expenses) (iii) any transfer taxes, if applicable, arising in connection with the transaction contemplated by this Agreement, (iv) the cost of Purchaser’s due diligence investigation, and all other costs and expenses arising in connection with the transaction contemplated herein, other than the costs that are Seller’s responsibility pursuant to Section 2.04(a) hereof.

(c)	The provisions of this Section 2.04 shall survive the Closing.

2.05	Non-Recourse.

(a)           With respect to a violation of a representation by Seller contained herein or made pursuant hereto discovered by Purchaser after the Closing, subject to the limitation of survival of a representation set forth in Section 3.01 hereof, Purchaser shall be entitled to commence an action to obtain actual damages against Seller; provided, however, that Seller’s liability hereunder shall in no event exceed an amount equal to the Purchase Price actually received by Seller; provided, further, however, in no event shall Purchaser have the right to collect any consequential or indirect damages from Seller and Purchaser waives any and all such rights.

(b)           Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had for the payment of any sum due under this Agreement, or for any claim based hereon or otherwise in respect hereof against any members, directors, officers, employees, shareholders, policyholders, partners, affiliates, trustees, administrators or agents of Seller or of any of the foregoing or the legal representative, heir, estate, successor or assignee of any of the foregoing or against any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, “Seller’s Parties”). It is understood and agreed by the parties that all of the obligations of Seller under or with respect to this Agreement may not be enforced against Seller’s Parties.

ARTICLE III

Representations and Warranties

3.01         Seller Representations and Warranties. Seller represents and warrants to Purchaser that as of the date hereof:

(a)           Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)           Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder (collectively, the “Seller Closing Documents”), and to perform, carry out and consummate the transactions contemplated to be consummated by it hereby and thereby, including the power and authority to sell, transfer and convey the interest in the Sale Assets to be sold by it, subject to the satisfaction of the conditions precedent to Seller’s obligations hereinafter provided. The execution, delivery and performance of this Agreement and the other Seller Closing Documents have been duly authorized by all necessary action of Seller, including any required approval of the members of Seller. This Agreement does, and when executed by Seller, the other Seller Closing Documents shall, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

(c)           There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the actual knowledge of Seller,

threatened against Seller or the interest in the Sale Assets to be sold by Seller which, if determined adversely to Seller would reasonably be expected to interfere in any material respect with the ability of Seller to perform its obligations under this Agreement or materially and adversely affect the value of the interest in the Sale Assets to be sold by Seller.

(d)           Seller has not entered into any leases for the Properties or any of them other than the Net Lease.

(e)           To Seller’s actual knowledge, the Net Lease is in full force and effect and the obligation to pay rent thereunder has commenced. Seller has not received written notice of any uncured default from Lessee under the Net Lease.

(f)            At Closing, other than the lien of the Mortgage, the Sale Assets to be sold by Seller shall be free and clear of any lien, security interest or encumbrance thereon. There are no rights, options or other agreements of any kind to purchase, acquire, receive or issue any interest of Seller in and to the Sale Assets to be sold by it.

(g)           Each of ConWa Property II and SWA Remainder II has legal title to its interest in the Properties, subject to the existing state of title to such Properties.

(h)           Neither ConWa Property II, ConWa Equity II, SWA Remainder II, SWA Remeq II, nor Cole WW II has incurred any liabilities, except for (i) its obligations under the Mortgage, (ii) its obligations under the Material Organizational Documents related to it, (iii) obligations arising from or relating to the ownership of its interests in the Properties and, in the case of (A) ConWa Equity II, obligations arising from or relating to the ownership of its interest in ConWa Property II, (B) SWA Remeq II, obligations arising from or relating to the ownership of its interest in SWA Remainder II, and (C) Cole WW II, obligations arising from or relating to the ownership of ConWa Equity II and SWA Remeq II, (iv) its obligations relating to the maintenance of its status as a Delaware limited liability company (or, in the case of Cole WW II, as an Arizona limited liability company) and the maintenance of such company’s qualifications to do business in such other jurisdictions where it has qualified to do business, (v) obligations arising under any matter appearing of record against any Property, (vi) customary unsecured trade debt which will not exceed $1,000.00 as of the Closing Date, and (vii) the obligation to pay fees to Corporation Services Company for acting as registered agent of ConWa Property II, ConWa Equity II, SWA Remainder II and SWA Remeq II. Neither ConWa Property II, ConWa Equity II, SWA Remainder II, SWA Remeq II, nor Cole WW II owns any assets, except (i) relating to the ownership of their respective interests in any Property and relating to the ownership of its interest in ConWa Property II (in the case of ConWa Equity II), SWA Remainder II (in the case of SWA Remeq II), ConWa Equity II (in the case of Cole WW II), and SWA Remeq II (in the case of Cole WW II), and (ii) bank accounts.

(i)            Each of ConWa Property II, ConWa Equity II, SWA Remainder II and SWA Remeq II has been duly formed as a limited liability company and is validly existing in good standing under the laws of the State of Delaware and has the power and authority to own all of its respective Properties (in the case of ConWa Property II and SWA Remainder II) and has the power and authority to own all of its interest in ConWa Property II (in the case of ConWa Equity II) and own all of its interest in SWA Remainder II (in the case of SWA Remeq II).

(j)            Cole WW II has been duly formed as a limited liability company and is validly existing in good standing under the laws of the State of Arizona and has the power and authority to own all of its interest in ConWa Equity II and SWA Remeq II.

3.02         Purchaser Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof:

(a)           Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)           Purchaser has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings it is required to deliver hereunder, if any

(collectively, the “Purchaser Closing Documents”), and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Purchaser Closing Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement does, and when executed by Purchaser, the other Purchaser Closing Documents shall, constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

(c)           There is no action, suit or proceeding before any court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the actual knowledge of Purchaser (without any duty to investigate), threatened against Purchaser which, if determined adversely to Purchaser, could reasonably be expected to interfere in any material respect with the ability of Purchaser to perform its obligations under this Agreement.

ARTICLE IV

Conditions

4.01         Seller’s Conditions. The obligation of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all the following conditions, any one or more of which may be waived in writing by Seller:

(a)           Seller shall have received payment of the Purchase Price in accordance with Section 2.02 of this Agreement.

(b)           Purchaser shall have delivered all of the documents and other items described in Section 5.01.

(c)           The representations and warranties of Purchaser set forth in Section 3.02 above shall be true and correct in all material respects.

4.02         Purchaser’s Conditions. The obligation of Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of all of the following conditions, any one or more of which may be waived in writing by Purchaser:

(a)	Seller shall have delivered all of the documents and other items described in Section 5.02.

(b)           The representations and warranties of Seller set forth in Section 3.01 above shall be true and correct in all material respects, except for any matters pertaining to the Properties that are Lessee’s responsibility under the Net Lease.

ARTICLE V

Closing Deliveries

5.01         Purchaser’s Closing Deliveries. At or prior to the Closing, Purchaser shall make or cause to be made the following deliveries:

(a)	Purchaser shall have executed and delivered to Seller the Assignment.

(b)           Purchaser shall have delivered to Seller evidence as to the authority of the person or persons executing documents on behalf of Purchaser.

5.02         Seller’s Closing Deliveries. At or prior to the Closing, Seller shall make or cause to be made the following deliveries:

(a)	Seller shall have executed and delivered to Purchaser the Assignment.

(b)           Seller shall have delivered to Purchaser the original or certified copies of the Mortgage and Material Organizational Documents.

(c)           Seller shall have delivered to Purchaser evidence as to the authority of the person or persons executing the Seller Closing Documents on behalf of Seller.

ARTICLE VI

Miscellaneous

6.01         Broker. (a) Seller represents and warrants that neither Seller nor any of its respective affiliates or any of its respective directors, officers, partners, managers or members has dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Seller shall indemnify, defend and hold harmless Purchaser from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Purchaser arising from a breach of Seller’s representation contained in this Section 6.01(a).

(b)           Purchaser represents and warrants that neither Purchaser nor any of its affiliates or any of their respective directors, officers, partners, managers or members has dealt with anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Purchaser shall indemnify, defend and hold harmless Seller from any and all claims, actions, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and disbursements, which may be asserted against or incurred by Seller arising from a breach of Purchaser’s representation contained in this Section 6.01(b).

6.02         Entire Agreement. This Agreement, including all schedules and exhibits hereto, the Seller Closing Documents and the Purchaser Closing Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

6.03         Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

6.04         Modification. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.05         Successors and Assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person. Subject to the terms of Section 6.09 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

6.06         Interpretation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, valid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

6.07	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

6.08         Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.09         Assignment. Purchaser shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted or denied in Seller’s reasonable discretion. Notwithstanding the foregoing, Purchaser shall have the right, without Seller’s consent, to assign this Agreement to any affiliate of Purchaser controlled by Purchaser, provided such assignee agrees to assume, pursuant to an instrument reasonably acceptable to Seller, the obligations of Purchaser hereunder. No assignment of this Agreement by Purchaser shall relieve the Purchaser named herein of its obligations hereunder and, subsequent to any such assignment, the liability of such named Purchaser hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent purchaser hereunder from any liability, to all of which Purchaser consents in advance. No further assignment or transfer shall be permitted.

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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first above written.

SELLER:
SERIES A, LLC, an Arizona limited liability company
By:	/s/ John M. Pons
Name:	John M. Pons
Title:	Authorized Officer

PURCHASER:
COLE OPERATING PARTNERSHIP II, LP, a Delaware limited partnership
By:	Cole Credit Property Trust II, Inc, a Maryland corporation
Its:	General Partner
	By:	/s/ Blair D. Koblenz
	Name:	Blair D. Koblenz
	Title:	Executive Vice President

SCHEDULE A

Address	City	ST
605 Yorklyn Road	Hockessin	DE
470 North Main Street	Manahawkin	NJ
949 Montgomery Avenue	Narberth	PA

SCHEDULE B

INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

THIS INSTRUMENT OF ASSIGNMENT AND ASSUMPTION (this “Agreement”), is dated effective as of this ______ day of _________________, 2006, between SERIES A, LLC, an Arizona limited liability company (“Assignor”), as assignor, having an address 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016, and COLE OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (“Assignee”), as assignee, having an address at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

W I T N E S S E T H:

WHEREAS, Assignor owns 100% of the membership interest (the “Interest”) in Cole WW II, LLC, an Arizona limited liability company (“Cole WW II”); and

WHEREAS, Assignor and Assignee are entering into this Agreement to evidence and confirm the transfer and assignment of the Interest to Assignee, and the assumption by Assignee of the obligations and responsibilities attendant thereto, all from and after the date hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, assigns and conveys to Assignee, its successors and assigns forever, the Interest from and after the date hereof.

TO HAVE AND TO HOLD, unto Assignee, its successors and assigns, FOREVER.

Assignor makes no representation or warranty, express or implied, in fact or by law, with respect to the assets being conveyed hereunder, except as represented and warranted by Assignor in the Purchase and Sale Agreement, dated as of ________________ ___, 2005, between Assignor and Assignee (the Purchase Agreement”), subject to the conditions and limitations set forth therein.

Assignee hereby accepts such transfer, assignment and conveyance and assumes all of the obligations of Assignor under the Material Organizational Documents (as defined in the Purchase Agreement) arising from and after the date hereof, and agrees to be bound by the terms contained in the Material Organizational Documents.

Assignor withdraws, and relinquishes any and all of its right, title and interest, as a Member and as Manager of Cole WW II, from and after the date hereof. Assignee unconditionally and irrevocably consents to such withdrawal.

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Assignor and Assignee, and their respective successors and assigns.

Whenever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under such law, then such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement may not be modified, amended, altered or changed, nor any provision hereof waived, except in writing with the mutual consent of all parties hereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without reference to conflicts of laws principles).

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall constitute a single original.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement on the date first set forth above.

ASSIGNOR:
SERIES A, LLC, an Arizona limited liability company
By:
Name:	John M. Pons
Title:	Authorized Officer

ASSIGNEE:
COLE OPERATING PARTNERSHIP II, LP, a Delaware limited partnership
By:	Cole Credit Property Trust II, Inc, a Maryland corporation
Its:	General Partner
By:
	Name:	Blair D. Koblenz
	Title:	Executive Vice President